November 30, 2007

To our Associates:

Yesterday, Sears Holdings announced our results for the third quarter of 2007. While we were not pleased with these results, much of the commentary in the media and on Wall Street following the results ignores the strength of our company and the progress that we have made. In fact, over the past several years, we are one of the few retail companies that have actually reduced our overall debt levels, while at the same time investing over $1 billion on capital expenditures, making investments in inventory for our customers, contributing significantly to our pension plans for our past and future retirees and repurchasing over $3 billion of our shares.

As Aylwin said yesterday, we cannot blame our results entirely on the retail and macro-economic environments, and we need to continue our quest to improve. At the same time, it is also the case that many retailers, including Home Depot, Lowe’s, Macy’s, Kohl’s and JC Penney, have suffered from the economic environment of the past year and have had disappointing sales and earnings results. Much of the commentary following their results focused on the difficulties in the housing markets, the overall macro environment, and the highly promotional nature of the retail environment that has existed recently. An analyst for Fitch, the credit rating agency, reacting to JC Penney’s new store openings was cited as praising JC Penney for keeping expenses under control. When other companies manage expenses carefully, it is often characterized as a sign of good management and prudence. In the case of Sears Holdings, meanwhile, expense controls are often cited as a root cause of poor performance.

Sears Holdings sells a large variety of merchandise. Many of our merchandise categories, including home appliances, tools, and lawn and garden equipment are directly related to home improvement, home maintenance and home turnover related activities. As Mike Ullman, CEO of JC Penney, was quoted recently as saying, “It’s hard to sell window coverings to homes that aren’t being built.” JC Penney reported lower income in its most recent quarter compared to last year. Kohl’s Corp. reported that its income for the past quarter was lower as well. The same goes for Home Depot and Lowe’s. All of these companies have spent enormous amounts to open new stores and to remodel existing stores and still ended up with lower earnings. Spending lots of money doesn’t always lead to the results people expect.

In fact, Sears Holdings has made significant investments and taken measured risks, including the increase in our inventory position over the past couple of years. Not all of these risks pan out and, in the case of our inventory investment, the additional inventory has not resulted in improved sales and profitability. Had the economic environment been different, certain actions may have led to different results. We are taking actions to adjust our inventory position so that, by the end of our fiscal year, we expect our inventory levels will be below the levels of the prior year.

Retail is a fickle business. Nevertheless, like any other business, by focusing on the long term, making decisions based on facts and logic, and appreciating that all decisions are based on many possible future scenarios, companies can navigate the ups and downs of the economy and the stock market to create long term value for their shareholders. That is our focus, and our goal, at Sears Holdings. We will take the actions we believe are necessary to drive value over the long term and manage the business closely and opportunistically in the short term.

We thank you for your hard work and are committed to working to deliver better results in the future. Remember, not everybody likes rooting for the underdog. It is up to us to earn their respect by our performance on the retail playing field.

Respectfully, Edward S. Lampert Chairman Sears Holdings